UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 30, 2009

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	000-27978	94-3128324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4750 Willow Road Pleasanton, California	94588
(Address of principal executive offices)	(Zip Code)

(925) 924-6000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2009, Polycom, Inc. (“Polycom” or the “Company”) entered into a Transition Agreement with David R. Phillips, the Company’s former head of Worldwide Sales (the “Transition Agreement.”) Pursuant to the terms of the Transition Agreement, Mr. Phillips’ employment with Polycom terminated on March 31, 2009. Mr. Phillips has agreed to non-competition and non-solicitation provisions for a period of one year following the termination of his employment. As consideration for Mr. Phillips’ execution and non-revocation of the legal release of claims set forth in the Transition Agreement and for the non-competition and non-solicitation provisions described above, Mr. Phillips will receive the following from Polycom: (1) a severance payment in the amount of $427,500, less applicable withholdings, payable in two installments of $320,625 on October 15, 2009 and $106,875 on April 1, 2010, upon the expiration of Mr. Phillips’ non-competition and non-solicitation obligations; (2) outplacement services for a period of six months, which are valued at approximately $6,000; (3) Company-paid COBRA insurance premiums for a period of twelve months, provided that Mr. Phillips timely elects such continuation coverage, which are valued at approximately $19,400; and (4) retention of Mr. Phillips’ Polycom-issued mobile phone, assigned telephone number, PDA and laptop computer. In addition, Polycom has agreed to reimburse Mr. Phillips for legal fees of up to $10,000. Pursuant to the terms of the Transition Agreement, in order to assist with transitioning the Company’s worldwide sales operations, Mr. Phillips worked on a part-time basis for the Company from February 17, 2009 to March 31, 2009.

A copy of the Transition Agreement is filed herewith as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1	Transition Agreement, effective as of March 30, 2009, by and between Polycom, Inc. and David R. Phillips

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

By:	/s/ SAYED M. DARWISH
Sayed M. Darwish
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

Date: April 3, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.1	Transition Agreement, effective as of March 30, 2009, by and between Polycom, Inc. and David R. Phillips